For Immediate Release

September 14, 2005

GIBRALTAR AGREES TO ACQUIRE

ALABAMA METAL INDUSTRIES CORPORATION (AMICO)

BUFFALO, NEW YORK (September 14, 2005) – Gibraltar Industries, Inc. (NASDAQ: ROCK) today announced that it has signed a definitive agreement to acquire Alabama Metal Industries Corporation (AMICO), a leading manufacturer of a diverse line of products for the industrial and building products markets, for approximately $240 million, from CGW Southeast Partners, a private equity investment firm based in Atlanta, Georgia, and other investors. AMICO was represented in the transaction by Houlihan Lokey Howard & Zukin.

Founded in 1939, AMICO is the U.S. and Canadian market leader in the manufacturing of metal bar grating, expanded metal, and metal lath. It also has leading positions in the production of perforated metal, fiberglass grating, safety/plank grating, and vinyl bead accessories. AMICO’s products and systems are used for a wide range of industrial applications and for residential, multi-family, commercial, and high-rise construction applications.

In 2004, AMICO had sales of approximately $285 million. AMICO operates 19 manufacturing and distribution facilities in 12 states and Canada, serves approximately 7,000 customers in the United States and nearly 1,000 customers in Canada, and has approximately 900 employees. Following completion of the acquisition, AMICO will operate as a wholly owned subsidiary of Gibraltar within its Building Products segment, and AMICO’s current senior management team will continue to run day-to-day operations.

“The AMICO acquisition significantly broadens our product lines, further diversifies our customer base and business mix, and its higher-value products enhance our ability to improve the operational performance of our company. The steel-based manufacturing technologies of AMICO are directly linked to our core manufacturing competencies, providing significant confidence in our ability to integrate and manage AMICO. We expect this transaction will be immediately accretive to earnings, before any synergies,” said Brian J. Lipke, Gibraltar’s Chairman and Chief Executive Officer.

“Because AMICO is an established leader in a number of discrete markets, the company is well positioned for continued growth. After we complete this acquisition, Gibraltar’s annualized sales will be approximately $1.4 billion and we will have 93 facilities in 29 states, three Canadian provinces, and Mexico. Our Building Products segment will have annualized sales in excess of $800 million, nearly 60 facilities across North America, and relationships with the leading customers in every distribution channel, giving us numerous opportunities to find synergies between AMICO and our existing building products companies,” said Mr. Lipke.

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Gibraltar Agrees to Acquire AMICO

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“The AMICO acquisition, our largest thus far, illustrates that we are capable of undertaking larger transactions, within our historic valuation parameters, positioning the company for future growth,” said Mr. Lipke.

Gibraltar plans to finance the acquisition initially through the use of its existing credit facility and additional credit commitments it has arranged. Gibraltar intends to refinance these borrowings with funds raised through debt offerings in the capital markets, as market conditions permit.

Completion of the transaction is subject to customary regulatory approval. The transaction is expected to be completed early in the fourth quarter of 2005. Harris Nesbitt Corp. provided a fairness opinion to Gibraltar in connection with the transaction.

Gibraltar Industries is a leading manufacturer, processor, and distributor of metals and other engineered materials for the building products, vehicular, and other industrial markets. The Company serves a large number of customers in a variety of industries in all 50 states, Canada, Mexico, Europe, Asia, and Central and South America. It has approximately 3,500 employees and operates 74 facilities in 26 states, Canada, and Mexico.

Information contained in this release, other than historical information, should be considered forward-looking, and may be subject to a number of risk factors, including: general economic conditions; the impact of the availability and the effects of changing raw material prices on the Company’s results of operations; the ability to pass through cost increases to customers; changing demand for the Company’s products and services; risks associated with the integration of acquisitions; and changes in interest or tax rates.

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Gibraltar will review the proposed acquisition of AMICO on a conference call, which will be held at 11:00 a.m. Eastern Time on September 15. Details of the call can be found on Gibraltar’s Web site, at www.gibraltar1.com.

CONTACT: Kenneth P. Houseknecht, Vice President of Communications and Investor Relations, at 716/826-6500, khouseknecht@gibraltar1.com.

Gibraltar’s news releases, along with comprehensive information about the Company, are available on the Internet, at www.gibraltar1.com.